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                     November 29, 2022

       Zhe Zhang
       Chief Executive Officer
       Alpha Star Acquisition Corp
       80 Broad Street, 5th Floor
       New York, NY 10004

                                                        Re: Alpha Star
Acquisition Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-41153

       Dear Zhe Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction